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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                         SPEECHWORKS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    84764M101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [_] Rule 13d-1(b)
             [_] Rule 13d-1(c)
             [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 84764M101                                               Page 2 of 15
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Fund II, L.P.

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,050,531 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,050,531 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,050,531 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                                  Page 2 of 15

CUSIP No. 84764M101                                               Page 3 of 15
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Atlas Venture Associates II, L.P.

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Limited Partnership
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,050,531 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,050,531 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,050,531 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                                  Page 3 of 15

CUSIP No. 84764M101                                               Page 4 of 15
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher J. Spray

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,050,531 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,050,531 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,050,531 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                                  Page 4 of 15

CUSIP No. 84764M101                                               Page 5 of 15
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Barry Fidelman

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,050,531 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,050,531 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,050,531 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                                  Page 5 of 15

CUSIP No. 84764M101                                               Page 6 of 15
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Jean-Francois Formela

--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2.                                                                (a)      [ ]
                                                                  (b)      [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     France
--------------------------------------------------------------------------------
                      5.   SOLE VOTING POWER

                           0 shares
                 ---------------------------------------------------------------
     NUMBER OF        6.   SHARED VOTING POWER
      SHARES
   BENEFICIALLY            2,050,531 shares
     OWNED BY    ---------------------------------------------------------------
       EACH           7.   SOLE DISPOSITIVE POWER
     REPORTING
      PERSON               0 shares
       WITH:      --------------------------------------------------------------
                      8.   SHARED DISPOSITIVE POWER

                           2,050,531 shares
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,050,531 shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (SEE INSTRUCTIONS) [_]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                                  Page 6 of 15

                                  Schedule 13G

Item 1(a).      Name of Issuer:  Speechworks International, Inc.
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                695 Atlantic Avenue, Boston, MA 02111.

Item 2(a).      Names of Persons Filing: Atlas Venture Fund II, L.P., Atlas
                -----------------------
                Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman and Jean-Francois Formela.

                Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray,
                Fidelman and Formela are the individual general partners of Atlas Venture Associates II, L.P.

Item 2(b).      Address of Principal Business Office or, if None, Residence:
                -----------------------------------------------------------
                The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman and Formela is Atlas Venture,
                222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c).      Citizenship: Atlas Venture Fund II, L.P. and Atlas Venture
                -----------
                Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Mr.Fidelman is a citizen of the United States. Mr.Spray is a citizen of the United Kingdom. Mr.Formela is a citizen of France.

Item 2(d).      Title of Class of Securities: Common Stock, $.001 par value.
                ----------------------------

Item 2(e).      CUSIP Number:  84764M101.
                ------------

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),
                ------------------------------------------------------
                or 13d-2(b) or (c), check whether the person filing is a:
                ---------------------------------------------------------

                Not Applicable.

Item 4.         Ownership.
                ---------

         (a)    Amount Beneficially Owned:

                Each of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,050,531 shares of Common Stock as of December 31, 2001. Each of Messrs. Spray, Fidelman and Formela may be deemed to own beneficially 2,050,531 shares of Common Stock as of December 31, 2001.

                As of December 31, 2001, Atlas Venture Fund II, L.P. is the record owner of 2,050,531 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,050,531 shares of Common Stock. In their capacities as individual general partners of Atlas Venture Associates II, L.P., each of Messrs. Spray, Fidelman and Formela may be deemed to own beneficially 2,050,531 shares of Common Stock.


         (b)    Percent of Class:

                Atlas Venture Fund II, L.P.                    6.3%
                Atlas Venture Associates II, L.P.              6.3%
                Christopher J. Spray                           6.3%
                Barry Fidelman                                 6.3%
                Jean-Francois Formela                          6.3%

         The foregoing percentages are calculated based on the 32,327,012 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Speechworks International, Inc. for the Quarter ending September 30, 2001, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)    Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares as to each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.             2,050,531 shares
                        Atlas Venture Associates II, L.P.       2,050,531 shares
                        Christopher J. Spray                    2,050,531 shares
                        Barry Fidelman                          2,050,531 shares
                        Jean-Francois Formela                   2,050,531 shares

                  (iii) sole power to dispose or to direct the disposition of:

                        0 shares as to each reporting person

                  (iv)  shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.             2,050,531 shares
                        Atlas Venture Associates II, L.P.       2,050,531 shares
                        Christopher J. Spray                    2,050,531 shares
                        Barry Fidelman                          2,050,531 shares
                        Jean-Francois Formela                   2,050,531 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Speechworks International, Inc., except in the case of Atlas Venture Fund II, L.P. for the 2,050,531 shares which it holds of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                --------------------------------------------

                Not Applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ---------------------------------------------------------------

                Not Applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the
                ----------------------------------------------
                Parent Holding Company.
                ----------------------

                Not Applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).


Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not Applicable.

Item 10.        Certifications.
                --------------

                Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   Signatures
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated: February 8, 2002

ATLAS VENUTRE FUND II, L.P.

By: Atlas Venture Associates II, L.P.
                                                                 *
                                                     ---------------------------
         By:            *                            Christopher Spray
            ------------------------
            Christopher Spray,
            General Partner

ATLAS VENTURE ASSOCIATES II, L.P.                                *
                                                     ---------------------------
                                                     Barry Fidelman
By:                *
   ---------------------------------
     Christopher Spray,
     General Partner
                                                                 *
                                                     ---------------------------
                                                     Jean Francois Formela

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------


     /s/Jeanne Larkin Henry
     ----------------------

     Jeanne Larkin Henry
     Attorney-in-fact

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Speechworks International, Inc.

         This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 8th day of February, 2002.

ATLAS VENUTRE FUND II, L.P.

By: Atlas Venture Associates II, L.P.
                                                                 *
                                                     ---------------------------
         By:            *                            Christopher Spray
            ------------------------
            Christopher Spray,
            General Partner

ATLAS VENTURE ASSOCIATES II, L.P.                                *
                                                     ---------------------------
                                                     Barry Fidelman
By:                *
   ---------------------------------
     Christopher Spray,
     General Partner
                                                                 *
                                                     ---------------------------
                                                     Jean Francois Formela

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                                       ---------


     /s/Jeanne Larkin Henry
     ----------------------

     Jeanne Larkin Henry
     Attorney-in-fact

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Christopher J. Spray and Jeanne Larkin Henry his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Atlas Venture Fund, L.P., Atlas Venture Associates, L.P., Atlas Venture Partners III, B.V., Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V., Atlas InvesteringsGroep N.V., and Atlas Venture Beheer II B.V. pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.

                                              /s/ Christopher J. Spray
                                              ------------------------------
                                              Christopher J. Spray


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.



[Notary Seal]                                 /s/ Elizabeth  A. LeBlanc
                                              ------------------------------
                                              Notary Public

                                              My commission expires: July 3,1998

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.

                                              /s/ Barry Fidelman
                                              ------------------------------
                                              Barry Fidelman


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.



[Notary Seal]                                 /s/ Elizabeth  A. LeBlanc
                                              ------------------------------
                                              Notary Public

                                              My commission expires: July 3,1998

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of January, 1997.

                                              /s/ Jean-Francois Formela
                                              ------------------------------
                                              Jean-Francois Formela


Commonwealth of Massachusetts)
                             ) ss:
County of Suffolk            )

      On this 31st day of January, 1997, before me personally came Christopher
J. Spray, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.



[Notary Seal]                                 /s/ Elizabeth  A. LeBlanc
                                              ------------------------------
                                              Notary Public

                                              My commission expires: July 3,1998